Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2020 RESULTS

HOUSTON – May 11, 2020 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the first quarter 2020.

Highlights and Recent Key Items:

•	Produced 4,944 net revenue interest (“NRI”)(1) barrels of crude oil per day (“BOPD”), or 5,683 working interest (“WI”)(2) BOPD near the high end of first quarter guidance (4,700 – 5,000 NRI BOPD);
•	Increased first quarter 2020 production 35% compared with the fourth quarter of 2019 due to the successful drilling campaign;
•	Reported a net loss of $52.8 million ($0.91 per diluted share), Adjusted Net Income(3) of $6.9 million ($0.12 per diluted share) and generated Adjusted EBITDAX(3) of $6.0 million;
•	The net loss of $52.8 million for the first quarter included non-cash charges of $59.7 million primarily as a result of the decrease in oil prices;
•

Completed the 2019/2020 drilling campaign with a 100% success rate, on time and within budget, with no safety or environmental incidents and released the Vantage Drilling jackup drilling rig on April 9, 2020;

•

Experienced no material disruptions in operations to date due to current worldwide COVID-19 crisis and has taken proactive measures in response to the pandemic and the current low oil price environment;

•

Maintained strong balance sheet with no debt, a cash balance of $61.0 million, including $11.3 million in joint venture owner advances, and Adjusted Working Capital(3) of $25.8 million as of March 31, 2020.

(1)	All NRI production rates and volumes are VAALCO’s 31.1% WI less 13% royalty volumes.
(2)	All WI production rates and volumes are VAALCO’s 31.1% WI.
(3)

Adjusted EBITDAX, Adjusted Net Income (Loss) and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”  See “Supplemental Non-GAAP Financial Measures” below for additional information.

Cary Bounds, VAALCO’s Chief Executive Officer commented: “With the global COVID-19 pandemic coupled with supply and demand imbalances, the energy industry is facing extraordinary challenges never seen before. Thus far, VAALCO’s operations have not been materially disrupted by the global COVID-19 pandemic, and we have managed through the logistical challenges that we have faced since the outbreak. VAALCO continues to put the safety of our workers and local stakeholders first and contingency plans are in place in the event that we are directly impacted. In response to the decline in Brent pricing, VAALCO has taken several actions to minimize capital and operational spending to preserve cash flow and reduce our breakeven costs. We released the Vantage rig in early April following the completion of our successful 2019/2020 drilling program, and we have no material capital expenditures remaining in 2020. While we have deferred all discretionary capital expenditures including drilling until the global oil pricing environment improves, we remain confident in the long-term viability of our inventory of drilling opportunities.”

“Despite this uncertain environment, we remain focused on operational excellence, which was demonstrated in our first quarter 2020 results.  We had very strong production of 4,944 BOPD for the quarter, a 35% increase over Q4 2019.  We generated $6.0 million of Adjusted EBITDAX, and we increased our cash balance to $61.0 million, including $11.3 million in joint venture owner advances in the first quarter of 2020.  Like all companies in our industry we have been impacted by the severe decline in oil prices, and as a result of the current commodity price environment, we have taken a non-cash impairment. We have a strong balance sheet with no debt, a world-class asset in Etame and an exceptional operational team. While we believe that our operational and financial execution has better positioned VAALCO to weather the near-term uncertainties, the market conditions resulting from COVID-19 have significantly impacted us and our outlook globally and we expect that 2020 will be a challenging year for our business.”

Operational Update

Gabon

Given the current volatile pricing environment, the Company continues to evaluate all uses of cash and is managing both operating expenses as well as capital expenditure levels in view of the existing and expected pricing environment.

With the drilling and completion of the South East Etame 4H well in March 2020, VAALCO successfully completed its 2019/2020 drilling campaign and has also satisfied the drilling commitment required under the terms of the 2018 extension to the Etame Marin block production sharing contract.

As previously announced, on March 7, 2020, the South East Etame 2H well stopped producing due to an electric submersible pump (“ESP”) failure.  The drilling rig on the South East Etame North Tchibala (“SEENT”) platform was already scheduled to replace the ESP in that well with a preemptive workover upon completion of the South East Etame 4H well.  The workover successfully restored 2,400 gross BOPD, or 650 BOPD NRI to VAALCO, in line with production levels prior to the ESP failure.

VAALCO released the Vantage rig on April 9, 2020 and does not currently expect to perform any additional workovers in order to protect cash flow in the current uncertain environment.  In addition to increasing production by 35% in the first quarter of 2020 compared to the fourth quarter of 2019 and having a 100% success rate, the entire drilling campaign and two workovers were completed as planned, with no safety or environmental incidents.

In mid-April 2020, the South Tchibala 2H well stopped producing due to a downhole mechanical failure not related to the ESP.  The well was producing approximately 830 gross BOPD, or 225 BOPD NRI to VAALCO prior to ceasing production.  The Company believes that it is unlikely the well failure will be addressed until the next drilling campaign when a rig is on location.

Equatorial Guinea

VAALCO has a 43% WI in Block P offshore Equatorial Guinea.  The Equatorial Guinea Ministry of Mines and Hydrocarbons (“EG MMH”) approved VAALCO’s appointment as operator of Block P on November 12, 2019, and the Company is currently waiting on a production sharing contract amendment to begin activities in Block P.

The Company acquired an additional working interest of 12% from Atlas Petroleum, thereby increasing its working interest to 43% in 2020, in exchange for a potential future payment of $3.1 million in the event that there is commercial production from Block P. The EG MMH has approved this assignment.  VAALCO is in commercial discussions with Levene HydroCarbon Limited (“Levene”) where VAALCO would assign a portion of the Block P interest to Levene and Levene would potentially cover all or substantially all of VAALCO’s cost to drill an exploratory well on Block P.  In addition, VAALCO would serve as a non-owner operator, under a service agreement with Levene, on Blocks 3, 4 and 19 in Equatorial Guinea. Levene and VAALCO have executed a non-binding Memorandum of Understanding regarding the commercial discussions; however, neither have executed any binding agreements, and there can be no certainty a transaction will be completed.  Further, approval of the assignment by the EG MMH must be obtained prior to any transaction being completed. As of March 31, 2020, the Company had $10.0 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.

VAALCO and its current and potential future joint venture owners are evaluating the timing and budgeting for development and exploration activities under a development and production area in Block P, including the approval of a development and production plan.  The production sharing contract for Block P provides for a development and production period of 25 years from the date of approval of a development and production plan.

Financial Update

Net loss of $52.8 million ($0.91 per diluted share) for the first quarter of 2020 included non-cash charges/benefits for: impairment of proved properties of $30.6 million ($0.53 per diluted share), unrealized gains on derivatives of $6.6 million, ($0.11 per diluted share) and deferred income tax expense of $35.6 million ($0.61 per diluted share).  Excluding these and other items totaling $59.7 million, Adjusted Net Income for the first quarter of 2020 totaled $6.9 million ($0.12 per diluted share).

Net income of $6.5 million ($0.10 per diluted share) for the first quarter of 2019 included non-cash charges/benefits for: income from discontinued operations of $5.7 million ($0.09 per diluted share), unrealized derivative loss of $3.0 million ($.05 per diluted share) and deferred income tax expense of $1.7 million ($0.3 million per diluted share).  Excluding these and other items totaling $0.8 million, Adjusted Net Income was $5.7 million ($0.09 per diluted share) for the first quarter of 2019.

Net income of $1.0 million ($0.02 per diluted share) for the fourth quarter of 2019 included non-cash charges for:  unrealized derivative losses of $3.1 million ($0.05 per diluted share) and deferred income tax expense of $1.8 million ($0.03 per diluted share).   Excluding these and other items totaling $4.5 million, Adjusted Net Income was $5.5 million ($0.09 per diluted share).

The increase in year-over-year Adjusted Net Income was primarily driven by decreases in the current provision for income taxes and general and administrative costs offset by a decrease in revenue and an increase in production expense. Similarly, Adjusted Net Income for the first quarter of 2020 increased from the fourth quarter of 2019 as a result of decreases in the current provision for income taxes and general and administrative costs offset by a decrease in revenue.

Adjusted EBITDAX totaled $6.0 million in the first quarter of 2020 compared with $9.7 million in the same period of 2019.    In the fourth quarter of 2019, Adjusted EBITDAX was $10.4 million.   Adjusted EBITDAX for the first quarter of 2020 was lower than the same period in the prior year and the fourth quarter of 2019 primarily due to lower realized pricing.

Revenue and Sales
	Q1 2020	Q1 2019	% Change Q1 2020 vs. 1Q 2019	Q4 2019	% Change Q1 2020 vs. 4Q 2019
Production (NRI BOPD)	4,944	3,496	41%	3,664	35%
Sales (NRI BO)	294,000	297,000	(1)%	318,000	(8)%
Realized crude oil price ($/BO)	$59.54	$64.17	(7)%	$65.80	(10)%
Total crude oil sales ($MM)	$18.4	$19.8	(7)%	$21.9	(16)%

During the first quarter of 2020, VAALCO had two liftings, one in January and one in February, but the next lifting of 85,000 barrels of oil that was scheduled for March 2020 was delayed to April 1, 2020 due to poor weather conditions.  This delay resulted in a higher average realized oil price for the first quarter of 2020 as the quarter included price realizations for only January and February when prices were higher and did not include any price realizations from March when prices had declined significantly.

Costs and Expenses
	Q1 2020	Q1 2019	% Change Q1 2020 vs. 1Q 2019	Q4 2019	% Change Q1 2020 vs. 4Q 2019
Production expense, excluding workovers ($MM)	$6.9	$8.1	(15)%	$9.8	(30)%
Production expense, excluding workovers ($/BO)	$23.39	$27.30	(14)%	$30.70	(24)%
Workover expense ($MM)	$2.8	$0.1	2,722%	$—	N/A
Depreciation, depletion and amortization ($MM)	$3.1	$1.6	100%	$2.1	47%
Depreciation, depletion and amortization ($/BO)	$10.55	$5.23	102%	$6.64	59%
General and administrative expense, excluding non-cash compensation ($MM)	$3.4	$2.7	25%	$2.3	48%
General and administrative expense, excluding non-cash compensation ($/BO)	$11.30	$9.14	24%	$6.96	62%
Stock-based compensation expense (benefit) ($MM)	$(2.6)	$1.7	(249)%	$0.7	(449)%
Current income tax expense (benefit) ($MM)	$(2.1)	$1.1	(291)%	$2.4	(188)%
Deferred income tax expense ($MM)	$35.6	$1.7	1,994%	$1.8	1,878%

Total production expense, excluding workovers, decreased primarily as a result of lower sales volumes during the quarter.  Unit operating expense, excluding workovers, decreased in the first quarter of 2020 as compared to both the first quarter of 2019 and the fourth quarter of 2019 as a result of higher production volumes.  Workover expense for the first quarter of 2020 increased as the Company performed two workovers in the quarter; whereas, none were performed in 2019.

Depreciation, depletion and amortization (“DD&A”) expense in the first quarter of 2020 on a per NRI barrel of crude oil sales basis increased over the comparable prior year quarter and the fourth quarter of 2019 reflecting the additional costs associated with the new Etame 11H well, South East Etame 4P appraisal wellbore and South East Etame 4H well.

During the first quarter of 2020, impairment testing was performed using the year-end 2019 independently prepared reserve report and forward price curves. The Company recorded a non-cash impairment charge of $30.6 million to write down the Company’s investment in the Etame Marine Block, offshore Gabon to its fair value of $15.6 million. The impairment is a result of the recent decline in the forecasted oil prices used in the impairment testing calculation.  As a result of this impairment, DD&A per NRI barrel of crude oil sales is expected to be approximately $4.00 to $6.00 for 2020.

General and administrative (“G&A”) expense, excluding non-cash compensation, increased in the first quarter of 2020 as compared to the first quarter 2019 and the fourth quarter of 2019 as a result of higher professional fees.  Non-cash stock-based compensation expense (benefit) was impacted by the change in the SARs liability as a result of changes in the Company’s stock price during the quarter.  For the first quarter of 2020, the Company’s stock price decreased resulting in a reversal of expense, whereas the Company’s stock price increased during both the first and fourth quarters of 2019 resulting in additional expense.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind.  Current income tax expense for the first quarter of 2020 includes a $3.4 million favorable oil price adjustment as a result of the change in value of the government’s allocation between the time it was produced and the time it was taken in-kind.  After excluding this impact, current income taxes were $1.9 million for the period.

Deferred income tax expense for the first quarter of 2020 includes a $46.9 million charge to increase the valuation allowances on both the U.S. and Gabon deferred tax assets offset by an $11.8 million deferred tax benefit.  As a result, the Company has full valuation allowances against its deferred tax assets as of March 31, 2020.  This is due to a decrease in future estimated taxable earnings primarily driven by lower crude oil prices.  For the fourth quarter of 2019 deferred income tax expense included a reversal of the valuation allowance of $1.7 million of deferred tax expense.

Response to COVID-19 Pandemic and Current Pricing Environment

VAALCO remains committed to the health and safety of all its employees and contractors.  In response to the COVID-19 outbreak and the current pricing environment, VAALCO has taken the following measures:

•	Implemented stay-at-home initiatives for all but critical staff and put into place social distancing measures;
•

Actively screening and monitoring employees and contractors that come onto the Company’s Gabon facilities including 14-day quarantines and onsite medical supervision in accordance with government guidelines;

•	Engaged in regular Company-wide COVID-19 updates to motivate and retain employees and keep them informed of key developments;
•	Implemented cost cutting measures with vendors;
•	Implemented sharing certain costs, such as shipping vessels, helicopter, and personnel with other operators in the region;
•	Reduced director compensation by 25%, executive compensation by 20% and certain non-executive employee compensation by an average rate of 8%; and
•	Ceased or deferred discretionary capital spending.

VAALCO expects to continue to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of May 11, 2020, VAALCO has experienced no material impact on its Gabon operations directly associated with COVID-19.

Capital Investments/Balance Sheet

For the first quarter of 2020, net capital expenditures totaled $12.0 million on a cash basis and $9.4 million on an accrual basis.  Capital expenditures are primarily related to the 2019/2020 drilling program at Etame.  The Company does not expect any remaining material capital expenditures for the balance of 2020.

At the end of the first quarter, VAALCO had an unrestricted cash balance of $61.0 million. The unrestricted cash balance includes $11.3 million of cash attributable to non-operating joint venture owner advances. Adjusted Working Capital at March 31, 2020 totaled $25.8 million, an increase of $7.5 million since December 31, 2019.

Common Stock Repurchase Plan

Since inception of the stock repurchase program authorized by the Board of Directors in June 2019, through March 31, 2020, the Company purchased 2,549,639 shares at an average price of $1.75 for $4.5 million.  From April 1, 2020 through the settlement date of April 2, 2020, the Company purchased 191,004 shares of its common stock at an average price of $0.99 per share for an aggregate purchase price of $0.2 million. These purchases have all been funded using the Company’s cash on hand. No purchases were made after April 2, 2020, and on April 13, 2020, to preserve its cash resources and liquidity, the Board of Directors approved terminating the share repurchase program. The Company will continue to review re-instituting a share repurchase program in the future when commodity markets stabilize at higher levels.

Hedging

On May 6, 2019, the Company entered into commodity swaps at a Dated Brent weighted average of $66.70 per barrel for the period from and including July 2019 through June 2020 for an approximate quantity of 500,000 barrels.  These swaps settle on a monthly basis.  At March 31, 2020, the unexpired commodity swaps were for an underlying quantity of 172,160 barrels and had a fair value asset position of $7.3 million reflected in “Prepayments and other” line of the consolidated balance sheet. Unless VAALCO enters into additional hedges, after these derivative instruments expire in June 2020, the Company will not have in place any derivative instruments to hedge against declining oil prices.

2020 Guidance

To date, VAALCO’s operations have not been materially impacted by the worldwide COVID-19 pandemic.  The Company’s guidance excludes any potential future impact not currently being experienced.  VAALCO currently estimates that the full year 2020 NRI production range remains unchanged at 4,400 to 5,000 BOPD.  For the second quarter of 2020, forecasted NRI production is expected to be between 5,000 and 5,400 BOPD. Sales NRI volumes for 2020 remain unchanged at an estimated average of 4,400 to 5,000 BOPD.  VAALCO has reacted swiftly to the changing environment and is lowering its cost estimates.  The Company’s production expense guidance (excluding workovers) for full year 2020 has declined to $36 to $40 million or $20.00 to $24.00 per NRI barrel of crude oil sales, with production expense for the second quarter of 2020 projected to be between $9 and $10 million or $20.00 to $24.00 per NRI barrel of crude oil sales. The Company forecasts between $10 and $12 million in cash G&A expense for full year 2020.  In addition, VAALCO has lowered the range for workover expense to between $3 and $4 million for the full year of 2020.

VAALCO incurred $9.4 million of capital expenditures on an accrual basis and expects no material capital expenditures remaining in 2020 after it released the Vantage drilling rig and completed the 2019/2020 drilling campaign.  Capital expenditures for the full year are expected to be between $10 million and $12 million.

Inaugural Sustainability Report

The Company is pleased to announce that the 2019 Sustainability Report, the Company’s first such report, has been published and is now available on its website.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter financial and operating results May 12, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 pm London Time). Interested parties may participate by dialing (877) 270-2148.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 902-6510.  Participants should request to be joined to the “VAALCO Energy First Quarter 2020 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 114 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for oil and the resulting steep decline in oil prices, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, the Company’s ability to regain compliance with the NYSE’s continued listing standards and the continued trading of the Company’s common stock on the NYSE, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, the share repurchase program, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

References to thickness of crude oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating crude oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	March 31, 2020	December 31, 2019
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$60,973	$45,917
Restricted cash	994	911
Receivables:
Trade	—	14,335
Accounts with joint venture owners, net of allowance of $0.0 million and $0.5 million, respectively	117	2,714
Other	2,241	1,517
Crude oil inventory	3,865	1,072
Prepayments and other	10,859	3,292
Total current assets	79,049	69,758
Crude oil and natural gas properties and equipment - successful efforts method:
Wells, platforms and other production facilities	442,866	422,651
Work-in-progress	—	7,378
Undeveloped acreage	21,476	23,771
Equipment and other	9,367	11,157
	473,709	464,957
Accumulated depreciation, depletion, amortization and impairment	(430,209)	(396,699)
Net crude oil and natural gas properties, equipment and other	43,500	68,258
Other noncurrent assets:
Restricted cash	925	925
Value added tax and other receivables, net of allowance of $1.7 million and $1.0 million, respectively	3,543	3,683
Right of use operating lease assets	30,448	33,383
Deferred tax assets	—	24,159
Abandonment funding	11,227	11,371
Total assets	$168,692	$211,537
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,804	$15,897
Accounts with joint venture owners	11,271	—
Accrued liabilities and other	22,990	29,773
Operating lease liabilities - current portion	12,050	11,990
Foreign taxes payable	4,177	5,740
Current liabilities - discontinued operations	395	350
Total current liabilities	65,687	63,750
Asset retirement obligations	16,421	15,844
Operating lease liabilities - net of current portion	18,379	21,371
Deferred tax liabilities	11,758	—
Other long term liabilities	34	852
Total liabilities	112,279	101,817
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,799,100 and 67,673,787 shares issued, 57,632,974 and 58,024,571 shares outstanding, respectively	6,780	6,767
Additional paid-in capital	73,681	73,549
Less treasury stock, 10,166,126 and 9,649,216 shares, respectively, at cost	(42,081)	(41,429)
Retained earnings	18,033	70,833
Total shareholders' equity	56,413	109,720
Total liabilities and shareholders' equity	$168,692	$211,537

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$18,389	$19,765	$21,923
Operating costs and expenses:
Production expense	9,749	8,219	9,815
Depreciation, depletion and amortization	3,103	1,553	2,112
Impairment of proved crude oil and natural gas properties	30,625	—	—
Gain on revision of asset retirement obligations	—	—	(379)
General and administrative expense	754	4,439	2,950
Bad debt (recovery) expense and other	810	(29)	(371)
Total operating costs and expenses	45,041	14,182	14,127
Other operating expense, net	(31)	(37)	(20)
Operating income	(26,683)	5,546	7,776
Other income (expense):
Derivative instruments gain (loss), net	7,339	(1,912)	(2,712)
Interest income, net	116	187	152
Other, net	(31)	(238)	83
Total other income (expense), net	7,424	(1,963)	(2,477)
Income from continuing operations before income taxes	(19,259)	3,583	5,299
Income tax expense	33,478	2,753	4,248
Income (loss) from continuing operations	(52,737)	830	1,051
Income (loss) from discontinued operations, net of tax	(63)	5,671	(37)
Net income (loss)	$(52,800)	$6,501	$1,014

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.91)	$0.01	$0.02
Income (loss) from discontinued operations, net of tax	0.00	0.09	0.00
Net income (loss) per share	$(0.91)	$0.10	$0.02
Basic weighted average shares outstanding	57,975	59,630	58,212
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.91)	$0.01	$0.02
Income (loss) from discontinued operations, net of tax	0.00	0.09	0.00
Net income (loss) per share	$(0.91)	$0.10	$0.02
Diluted weighted average shares outstanding	57,975	60,683	59,136

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(52,800)	$6,501
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	63	(5,671)
Depreciation, depletion and amortization	3,103	1,553
Impairment of proved crude oil and natural gas properties	30,625	—
Other amortization	60	60
Deferred taxes	35,638	1,742
Unrealized foreign exchange gain	(22)	(12)
Stock-based compensation	(2,569)	1,723
Derivatives instruments (gain) loss	(7,339)	1,912
Cash settlements received on matured derivative contracts, net	718	1,131
Bad debt (recovery) expense and other	810	(29)
Other operating loss, net	31	37
Operational expenses associated with equipment and other	578	(109)
Change in operating assets and liabilities:
Trade receivables	14,335	2,871
Accounts with joint venture owners	13,812	4,986
Other receivables	(755)	311
Crude oil inventory	(2,793)	(489)
Prepayments and other	(993)	(202)
Value added tax and other receivables	(370)	738
Accounts payable	(1,130)	(3,923)
Foreign taxes payable	(1,284)	1,037
Accrued liabilities and other	(2,073)	(581)
Net cash provided by continuing operating activities	27,645	13,586
Net cash used in discontinued operating activities	(18)	(101)
Net cash provided by operating activities	27,627	13,485
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(11,980)	(788)
Net cash used in continuing investing activities	(11,980)	(788)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(11,980)	(788)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	—	47
Treasury shares	(652)	(105)
Net cash used in continuing financing activities	(652)	(58)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(652)	(58)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	14,995	12,639
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	59,124	46,655
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$74,119	$59,294

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
NRI SALES DATA:
Crude oil (MBbls)	294	297	318
Average daily sales volumes (bbls/day)	3,231	3,300	3,457
NRI PRODUCTION DATA
Crude oil (MBbls)	450	315	337
Average daily production volumes (bbls/day)	4,944	3,496	3,664

AVERAGE SALES PRICES:
Crude oil (MBbls)	$59.54	$64.17	$65.80
COSTS AND EXPENSES (PER BOPD OF SALES):
Production expense	$33.16	$27.67	$30.86
Production expense, excluding workovers*	23.39	27.30	30.70
Depreciation, depletion and amortization	10.55	5.23	6.64
General and administrative expense**	2.56	14.95	9.28
Property and equipment expenditures, cash basis (in thousands)	$11,980	$788	$6,966

*Workover costs excluded from the three months ended March 31, 2020 and 2019 and December 31, 2019 are $2.8 million, $0.1 million and none, respectively.

**General and administrative expenses include $ (8.74), $5.80 and $2.31 barrel of oil of sales of stock-based compensation expense in the three months ended March 31, 2020, and 2019 and December 31, 2019, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income (Loss) to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain noncash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact lease liabilities.  Under the new leasing standard, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements.

Adjusted EBITDAX and Adjusted Net Income (Loss) have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income (Loss) should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income (Loss) exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income (Loss) may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income (Loss), Adjusted EBITDAX and Working Capital from Continuing Operations.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	March 31, 2020	March 31, 2019	December 31, 2019
Net income (loss)	$(52,800)	$6,501	$1,014
Adjustment for discrete items:
Discontinued operations, net of tax	63	(5,671)	37
Impairment of proved crude oil and natural gas properties	30,625	—	—
Unrealized derivative instruments (gain) loss	(6,621)	3,043	3,095
Deferred income tax expense	35,638	1,742	1,755
Other operating income, net	31	37	20
Gain on revision of asset retirement obligations	—	—	(379)
Adjusted Net Income	$6,936	$5,652	$5,542

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	March 31, 2020	March 31, 2019	December 31, 2019
Net income (loss)	$(52,800)	$6,501	$1,014
Add back:
Impact of discontinued operations	63	(5,671)	37
Interest income, net	(116)	(187)	(152)
Income tax expense	33,478	2,753	4,248
Depreciation, depletion and amortization	3,103	1,553	2,112
Impairment of proved crude oil and natural gas properties	30,625	—	—
Non-cash or unusual items:
Stock-based compensation	(2,569)	1,723	736
Unrealized derivative instruments (gain) loss	(6,621)	3,043	3,095
Other operating expense, net	31	37	20
Gain on revision of asset retirement obligations	—	—	(379)
Bad debt (recovery) recovery and other	810	(29)	(371)
Adjusted EBITDAX	$6,004	$9,723	$10,360

Reconciliation of Working Capital to Adjusted Working Capital	March 31, 2020	December 31, 2019	Change
Current assets	$79,049	$69,758	$9,291

Current liabilities	(65,687)	(63,750)	(1,937)
Operating lease liabilities - current portion	12,050	11,990	60
Current liabilities - discontinued operations	395	350	45
Current liabilities from continuing operations, excluding leases	(53,242)	(51,410)	(1,832)

Adjusted Working Capital	$25,807	$18,348	$7,459